EXHIBIT 99.1

Boise Cascade Corporation

Corporate Communications Department

1111 West Jefferson Street   PO Box 50 Boise, ID 83728

T 208 384 7990   F 208 384 7224

News Release

Media Contact	Investor Contact
Ralph Poore	Vincent Hannity
Office 208 384 7294 Home 208 331 2023	Office 208 384 6390 Cell 208 890 6385

For Immediate Release:  July 26, 2004

Boise Announces Sale of Paper, Building Products, and Timberland Assets

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Establishes Boise Office Solutions as Independent Office Products Distributor Under OfficeMax Name

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Completes Review of Strategic Alternatives

BOISE, Idaho – Boise Cascade Corporation (NYSE:BCC) announced today that it has reached a definitive agreement to sell its paper, forest products, and timberland assets for approximately $3.7 billion to affiliates of Boise Cascade, L.L.C., a new company formed by Madison Dearborn Partners LLC (MDP), a leading private equity investment firm located in Chicago, Illinois.

According to George J. Harad, chairman and chief executive officer, this step marks the completion of the company’s review of strategic alternatives, originally announced in July 2003.  “The transaction we are announcing today will complete Boise’s transformation, begun in the mid-1990s, from a predominantly manufacturing-based company to a world-scale distribution company.  By separating the company into two ongoing entities, we will successfully establish Boise Office Solutions, soon to be OfficeMax, as a strong independent company in the office products distribution business and place our paper and forest products assets in the hands of a management team that seeks to focus on those businesses.  In the process, we will realize significant value for shareholders,” Mr. Harad said.  “I want to personally extend my thanks and appreciation to all Boise employees who have endured with grace and continued hard work a year of

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uncertainty as we acquired OfficeMax, reviewed strategic alternatives, and reached this successful milestone.”

Following the transaction, Boise Cascade Corporation will change its company and trade name to OfficeMax, Inc.  It will continue to operate its office products distribution business, which had annualized first half 2004 sales of $8.6 billion, as its principal business.  Through debt retirement and repurchases, OfficeMax is expected to reduce its outstanding debt to between $250 million to $300 million and be well positioned for continued growth.  It will trade on the New York Stock Exchange under the ticker symbol OMX, and its corporate headquarters will be in Itasca, Illinois.

When the transaction is completed, George J. Harad, currently chairman and chief executive officer of Boise Cascade Corporation, will become executive chairman of the board of OfficeMax, Inc.  Chris Milliken, currently division president and chief executive officer for Boise Office Solutions, will be elected president and chief executive officer of OfficeMax, Inc.

Boise will realize approximately $3.1 billion to $3.2 billion in cash proceeds after allowing for its $175 million reinvestment in Boise Cascade, L.L.C., and its affiliates, a retained interest in a timberland installment note, and certain transaction-related settlements.  Boise currently expects to use approximately $2.2 billion to $2.3 billion of the net proceeds to pay down debt and other obligations and return the remaining $800 million to $1.0 billion of proceeds to shareholders through common and/or preferred stock buybacks, cash dividends, or a combination.

The transaction is expected to be completed by mid-November 2004.  The acquiring company, Boise Cascade, L.L.C., will be privately held and headquartered in Boise, Idaho.  Its chief executive officer will be W. Thomas Stephens, former president and chief executive officer of MacMillan Bloedel Ltd. and former chairman, chief executive officer, and president of Manville Corporation.

“In many respects, this transaction represents a return to Boise Cascade’s traditional roots as a leader in the paper and forest products industry,” said Mr. Stephens.  “We will continue to operate under the Boise brand name, headquartered in Boise, Idaho, with a focus on operational excellence and delivering value to our customers.”

Madison Dearborn Partners is one of the largest and most experienced private equity firms in the United States.  MDP has approximately $8 billion of equity capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners IV, L.P., a $4 billion investment fund raised in 2001.

MDP focuses on management buyout transitions and other private equity investments across a broad spectrum of industries including basic industries, communications, consumer, financial services, and healthcare.  Over the last decade, MDP has been one of the most active global investors in the paper, packaging, and forest products sectors, having consummated approximately $11.7 billion of management buyout transactions over that period, including Buckeye Technologies Inc., Graphic Packaging International Corp. (formerly Riverwood International Corp.), Packaging Corporation of America, and Jefferson Smurfit Group, PLC.

“Madison Dearborn Partners is delighted to enter into this transaction with Boise,” said Samuel M. Mencoff, co-president of MDP.  “This acquisition is consistent with MDP’s investment objectives of acquiring industry-leading companies in partnership with outstanding and committed management teams.  We look forward to working with Tom Stephens and the Boise Cascade management team as they pursue their strategy as a privately held company focused solely on their traditional paper and forest products markets.”

Included in the sale are the Boise Cascade Corporation headquarters building in Boise, Idaho, and substantially all of the assets of:

Boise Building Solutions, a major producer of plywood, lumber, particleboard, and engineered wood products (laminated veneer lumber, wood I-joists, and laminated beams).  Most of Boise’s production is sold to independent wholesalers and dealers and through its own wholesale building materials distribution outlets.  Boise manufactures wood products at 22 facilities in the United States, Canada, and Brazil.  Boise’s 27 wholesale building materials distribution facilities in the United States sell a wide range of building materials to retail lumber dealers, home centers specializing in the do-it-yourself market, and industrial customers.  Boise Building Solutions’ first half 2004 sales totaled $1.9 billion.

Boise Paper Solutions, a manufacturer of uncoated free sheet papers – office papers, printing papers, forms bond, envelope papers, and value-added papers.  Boise’s value-added papers include security papers, specialty base stocks, financial printing papers, recycled papers, and laser and inkjet papers.  Boise also produces containerboard and corrugated containers, newsprint, and market pulp.  The division operates five pulp and paper mills, two paper converting facilities, six paper distribution centers, and five corrugated container plants in the United States.  Boise Paper Solutions recorded first half 2004 sales of $1.0 billion.

Timberlands.  Boise owns or controls approximately 2.3 million acres of timberland in the United States, 35,000 acres of eucalyptus plantation land in Brazil, and a 16,000-acre cottonwood fiber farm near Wallula, Washington.

J.P. Morgan and Lehman Brothers served as financial advisors and provided committed financing to Madison Dearborn Partners in connection with this transaction.  Madison Dearborn Partners was represented by the law firm of Kirkland & Ellis LLP.

Boise’s exclusive financial advisor for the transaction is Goldman, Sachs & Co.

Webcast and Conference Call

Boise will host an audiovisual webcast and conference call on Monday, July 26, 2004, at 10 a.m. Eastern Daylight Time, at which we will discuss today’s announcement.  You can join the webcast through the Boise website at www.bc.com.  Click on Investor Relations to find the link to the webcast.  Please go to the website at least 15 minutes before the start of the webcast to register and to download and install any necessary software.  The archived webcast will be available on the Presentations page of the Investor Relations section of Boise’s website within 90 minutes following the end of the webcast.

To join the conference call, dial (800) 374-0165 – international callers should dial (706) 634-0995 – at least 10 minutes before the start of the call.  A replay of the conference call will be available from 1:30 p.m. EDT on July 26, 2004, to 1:30 p.m. EDT on August 27, 2004.  Callers in the United States should dial (800) 642-1687 for the replay, and international callers should dial (706) 645-9291.  The access code for both numbers is 9011950.

Press kit materials, including a press release, a fact sheet on Boise, executive bios, photographs, and other items, are available on the Internet at www.bc.com/media.htm.

Forward-Looking Statements

This press release contains forward-looking statements about Boise’s planned sale of assets to Madison Dearborn Partners and the value we expect shareholders to realize from the transaction.  These forward-looking statements are subject to a number of risks and uncertainties that could cause the outcome of these events to differ materially from our expectations today.  There is no assurance the transaction contemplated by this release will be completed at all or completed upon the same terms and conditions we have described.  The closing of the transaction is conditioned upon a number of factors, some of which are outside our control.  Our plans for the use of the transaction proceeds, debt repayment, and return of proceeds to shareholders may change based on intervening or unexpected events, changes in our debt structure, or unanticipated cash requirements.  There are also risks and uncertainties associated with the future financial performance of the company, even if the transaction is completed.  The success of the company going forward will depend, among other things, on its future debt structure, the effect of management changes, and management’s continued efforts to integrate the OfficeMax business while minimizing the disruption to customers, employees, and other stakeholders.  There are additional factors that could cause results to differ materially from those described in the forward-looking statements found in this release.  You can read about those factors in the reports filed by Boise with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).  Boise undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.